Exhibit 99.1

Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

Arthur O. Whipple
Vice President, Finance & CFO
Silicon Storage Technology, Inc.
awhipple@sst.com
(408) 735-9110

SST Reports First Quarter 2006 Financial Results

SUNNYVALE, Calif., April 27, 2006 — SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced financial results for the quarter ended March 31, 2006.

Net revenues for the first quarter were $110.5 million, compared with $133.2 million in the fourth quarter of 2005 and $86.3 million in the first quarter of 2005.

Net income for the first quarter of 2006 was $11.3 million, or $0.11 per share, based on approximately 104.7 million diluted shares outstanding.  This result includes a pre-tax net gain from investment activities in the first quarter of 2006 of approximately $8.7 million. By comparison, SST recorded a net income of $8.4 million, or $0.08 per share, on approximately 104.8 million diluted shares outstanding in the fourth quarter of 2005.  For the first quarter of 2005, the company reported a net loss of $13.9 million, or a loss of $0.14 per share, based on approximately 97.8 million diluted shares outstanding.

SST became subject to FAS 123R this quarter and recorded compensation charges of $1.9 million associated with its stock option plans.

SST finished the first quarter of 2006 with $107.3 million in cash, cash equivalents and short-term investments, an increase of $28.9 million from the prior quarter.

Management Qualitative Comments

“While we entered the first quarter with strong bookings, our customers began canceling or pushing out orders after the lunar New Year in January,” said Bing Yeh, president and CEO.  “The slowdown was the result of weaker than expected demand in a number of key applications, including desktop PCs, printers, graphics cards, optical drives and MP3 players.  We also experienced fab issues with one of our wafer foundries and capacity constraints for certain package types at one of our backend suppliers.  As a result, unit shipments in the first quarter decreased 20 percent compared with the prior quarter.  However, these factors affected more of our lower margin products, allowing us to achieve higher than expected gross margin results.

“Despite this weakening demand, we experienced a relatively stable pricing environment in the first quarter.    Our blended ASP increased three percent from the previous quarter due to a larger percentage of higher priced products in our unit shipments. Excluding the product mix, selling prices increased by less than half percent.  Unlike the NAND flash market where there is additional capacity coming online during a time of seasonal oversupply, the low density NOR flash market, in which we participate, is not increasing capacity.  While there continues to be competitive pressures, we expect prices in the NOR flash market will show only modest decreases for the current quarter.

 “Looking ahead, we are focused on several goals:  First, we expect to continue the transition of our current products to smaller geometries.  This should allow us to further lower our manufacturing costs and to make our products even more competitive in the marketplace.  Second, we expect to continue to bring innovative memory and non-memory products to market.  These products will allow us to expand into high growth areas such as mobile phones and broadband networking areas where SST has a very small market presence today.  Finally, we expect to continue the expansion of our licensing business with more advanced technologies to maintain SuperFlash as the technology-of-choice for embedded flash applications.  As always, we will continue our policy of tight expense control in order to maximize the positive effects of these goals to our bottom line.  While market demand is expected to remain weak through the first half of 2006, we believe we are well-positioned for growth in the second half of the year with proven technology, strong licensing relationships and a healthy balance sheet.”

Second Quarter 2006 Outlook

SST expects its second quarter revenues to be between $95 million and $110 million.  Gross margin is expected to be between 26 and 29 percent, subject to the risk of changing market conditions.  Research and development expenses are expected to be approximately $15.4 million and total operating expenses are expected to be approximately $28.7 million, of which stock option expense is expected to be approximately $1.9 million.  Therefore, fully diluted earnings/loss per share is expected to be between ($0.03) and $0.03.

Conference Call Dial-in Information

SST will hold a conference call to discuss its financial results today at 1:30 p.m. PST.  Those wishing to participate in the conference should dial (800) 230-1096; international participants please dial (612) 332-1213, using the password “SST” at approximately 1:20 p.m. PST.  A replay of the call will be available for two weeks by dialing (800) 475-6701; international participants dial (320) 365-3844, using the access code “823403.”  A webcast replay of the conference call will be available until the next earnings conference call on the company’s Web site at http://www.sst.com/events/.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controllers, smart card ICs, flash microcontrollers and radio frequency ICs and modules.  Further information on SST can be found on the company’s Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding SST’s financial performance for the second quarter of 2006 and thereafter, flash memory and non-memory market conditions,  the performance of new products and SST’s ability to bring new products to market that involve risks and uncertainties, including review of SST’s financial statements by management and SST’s independent registered public accounting firm following the completion of the first quarter of 2006.   These risks may also include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005.  These forward-looking statements are based on current expectations and SST assumes no obligation to update them.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

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— FINANCIAL TABLES TO FOLLOW —

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three months ended March 31,
	2005	2006
	(unaudited)
Net revenues:
Product revenues	$79,270	$100,303
Technology licensing	7,045	10,228
Total net revenues	86,315	110,531
Cost of revenues	73,722	76,618
Gross profit	12,593	33,913
Operating expenses:
Research and development	11,965	15,167
Sales and marketing	7,340	8,161
General and administrative	6,702	6,037
Total operating expenses	26,007	29,365
Income (loss) from operations	(13,414)	4,548
Other income (expense), net	327	463
Interest expense	(147)	(79)
Gain on sale of equity investments	—	12,206
Impairment of equity investments	—	(3,547)
Income (loss) before provision for income taxes	(13,234)	13,591
Provision for income taxes	746	2,301
Minority interest	(84)	—
Net income (loss)	$(13,896)	$11,290
Net income (loss) per share - basic	$(0.14)	$0.11
Shares used in per share calculation	97,820	103,140
Net income (loss) per share - diluted	$(0.14)	$0.11
Shares used in per share calculation	97,820	104,739

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	March 31,
	2005	2006
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$78,390	$107,264
Trade accounts receivable, net	77,236	54,961
Inventories	108,343	104,541
Other current assets	13,109	13,222
Total current assets	277,078	279,988

Equipment, furniture and fixtures, net	19,415	19,552
Long-term marketable securities	39,057	25,156
Other assets	112,650	108,488
Goodwill	29,637	29,637
Total assets	$477,837	$462,821

LIABILITIES
Current liabilities:
Notes payable, current portion	$39	$218
Trade accounts payable	70,527	51,606
Accrued expenses and other liabilities	20,318	23,333
Deferred revenue	4,493	3,554
Total current liabilities	95,377	78,711

Other liabilities	2,627	2,294
Total liabilities	98,004	81,005

SHAREHOLDERS’ EQUITY
Common stock	377,027	380,335
Accumulated other comprehensive income	31,780	19,165
Retained earnings/(Accumulated deficit)	(28,974)	(17,684)
Total shareholders’ equity	379,833	381,816
Total liabilities and shareholders’ equity	$477,837	$462,821

Silicon Storage Technology, Inc. and Subsidiaries

Supplemental Data

	Percentage of			Change in
	Gross Product Revenue			Revenue
				4Q05 to	1Q05 to
	1Q06	4Q05	1Q05	1Q06	1Q06

Product Revenue By Ship-To Location
North America	7%	4%	6%	36%	38%
Total International	93%	96%	94%	(20)%	26%
Europe	8%	7%	12%	(5)%	(13)%
Japan	8%	6%	5%	18%	96%
Korea	5%	6%	8%	(36)%	(24)%
China	56%	56%	44%	(18)%	66%
Taiwan	10%	13%	12%	(40)%	(9)%
Other Far East	6%	8%	13%	(29)%	(33)%

Product Revenue By Application
Digital Consumer	44%	47%	45%	(23)%	24%
Internet Computing	28%	29%	29%	(20)%	21%
Networking	5%	5%	7%	(23)%	(5)%
Wireless Communication	23%	19%	19%	1%	51%